EXHIBIT 10.1
SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT
     Second Amendment, dated as of October 19, 2006 (the “Amendment”), to the Employment Agreement, dated as of August 25, 2004 (the “Agreement”), among TD Banknorth Inc. (as successor to Banknorth Group, Inc.), The Toronto-Dominion Bank and William J. Ryan (the “Executive”).
WITNESSETH
     WHEREAS, pursuant to Section 20 of the Agreement, the parties to the Agreement desire to amend the Agreement;
     NOW THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Section 3(a). Section 3(a) of the Agreement is hereby amended to read as follows:
“Through March 1, 2007, the Executive shall serve as the Chairman and Chief Executive Officer of the Company with such duties and responsibilities as are customary to such positions. For the remainder of the Term subsequent to March 1, 2007, the Executive shall serve as the Chairman of the Company, a full-time executive officer position with such duties and responsibilities as are customary to such position and as may be assigned by the Board of Directors of the Company (the “Board”). As Chairman and Chief Executive Officer and subsequently as Chairman, the Executive shall report directly to the Board. Until otherwise determined by the Board of Directors of the Company, subsequent to March 1, 2007 the chief executive officer of the Company shall report directly to the Executive. During the Term, the Executive shall serve on the Board, shall serve as Vice Chairman of TD, reporting to the President and Chief Executive Officer of TD, and shall serve on the Board of Directors of TD, but shall not receive any compensation for such service.
     2. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

     3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws the State of Maine.
     4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

TD BANKNORTH INC.

Attest:

/s/ Carol L. Mitchell	By:	/s/ Peter J. Verrill

Name: Carol L. Mitchell		Name: Peter J. Verrill
Title: Senior Executive Vice President, General Counsel and Secretary		Title: Vice Chairman and Chief Operating Officer

THE TORONTO-DOMINION BANK

Attest:

/s/ Christopher A. Montague	By:	/s/ W. Edmund Clark

Name: Christopher A. Montague		Name: W. Edmund Clark
Title: Executive Vice President and General Counsel		Title: President and Chief Executive Officer

Attest:

/s/ Carol L. Mitchell		/s/ William J. Ryan

Name: Carol L. Mitchell		Name: William J. Ryan
Title: Senior Executive Vice President, General Counsel and Secretary